Exhibit 21.1


   Jack Henry and Associates, Inc. Subsidiaries

   Jack Henry & Associates, Inc.
   Jack Henry Services, L.P.
   Jack Henry Systems, L.P.
   Jack Henry Software/Commlink, L.P.
   Symitar Systems, Inc.
   Sys-Tech, Inc.
   System Legacy Solutions, Inc.
   Yellow Hammer Software, Inc.
   Check Collect, Inc.
   Jack Henry ACH, L.P.
   E-ClassicSystems, Inc.
   Banc Insurance Services, Inc.
   Banc Insurance Agency, Inc.
   Select Payment Processing, Inc.
   Jack Henry, L.L.C.
   Verinex Technologies, Inc.
   Optinfo, Inc.
   TWS Systems, Inc.
   TWS Item Processing, LTD
   TWS Financial, Inc.
   TWS Services, Inc.
   TWS Services of Alaska, Inc.
   JHA Synergy, Inc.
   RPM Intelligence, LLC
   Tangent Analytics, LLC
   Jack Henry International, Ltd.